Exhibit 99.1

Storage Technology Corporation            303 673.5020 phone
One StorageTek Drive
Louisville, CO  80028-4130







NEWS RELEASE





 Contact:   Terry Monrad                        William Watts
            303.673.4676                        303-661-5841
            cell:  720.841.5686                 william_watts@storagetek.com
            terry_monrad@storagetek.com


              STORAGETEK ANNOUNCES THAT DAVID E. WEISS TO STEP DOWN
                         AS CHAIRMAN, PRESIDENT AND CEO

       BOARD BEGINS SEARCH PROCESS, NAMES RICHARD C. STEADMAN AS LEAD DIRECTOR

LOUISVILLE, Colo., Feb. 3, 2000 -- StorageTek(TM) (Storage Technology Corp., NYSE:STK) today announced that David E. Weiss recommended to the board of directors that he step down as chairman, president and chief executive officer of the company. At the request of the board, Mr. Weiss will continue in office until a successor has been selected and will participate in any transition as requested by the board.

After accepting Mr. Weiss' recommendation, the board appointed a search committee comprising of directors Robert E. LaBlanc, James R. Adams and Robert
E. Lee, and engaged the executive search firm of Spencer Stuart & Co. to assist the committee in identifying a successor. Mr. LaBlanc is chairman of the search committee. Additionally, at the suggestion of Mr. Weiss, the board elected Richard C. Steadman lead independent director to coordinate the activities of the independent directors while providing continuity during this time of transition. Mr. Steadman is chairman of StorageTek's audit committee.
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STORAGETEK ANNOUNCES DAVID E. WEISS TO STEP DOWN

"Over the last six months, the board has worked with Goldman Sachs and Co. to identify a strategic course that would best rebuild value for StorageTek's shareholders, customers and employees. The board and management has also worked closely with consultants from McKinsey & Co. to increase our company's competitiveness and operating efficiency," said Mr. Steadman. "Through these processes, the board determined that an independent StorageTek is most likely to maximize shareholder value, and that our company is already in the process of a restructuring that will create a leaner, more responsive and more profitable organization.

"Our technology excellence is unquestioned, our strategy is aimed squarely at the storage explosion in the emerging New Economy and Information Age, and our balance sheet provides the resources to benefit from the Internet-driven demand for data storage," Steadman continued.

"We, the independent directors of StorageTek, are deeply appreciative of Mr. Weiss' many years of service to StorageTek," said Steadman. "He has shown vision and courage in a succession of challenging circumstances."

"I believe that new management will energize the company and deliver value for our shareholders, customers, and employees, and I am pleased that the board agreed with my recommendation," Weiss said.

Separately, StorageTek announced today the second phase of a broad restructuring program that will position the company as a leaner, more responsive competitor in the emerging data storage industry.

About StorageTek
StorageTek is the preeminent provider of network storage. The company's strategy is to help customers enable business growth by removing the inhibitors to managing information growth. StorageTek provides "Open, Intelligent and Integrated"(TM) solutions that combine storage products, storage management software and storage services to help customers collect, move, store, share and protect all types of digital content on platforms ranging from laptops to enterprise servers. The company, with headquarters in Louisville, Colo., reported revenue of $2.3 billion in 1998. Information on StorageTek is available on the World Wide Web at www.storagetek.com or phone 1-800-786-7835.

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